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                                                                   Exhibit 10(b)


                                 March 12, 2000

Regent Broadcasting of Victorville, Inc.
Regent Licensee of Victorville, Inc.
Regent Broadcasting of Palmdale, Inc.
Regent Licensee of Palmdale, Inc.
Regent Broadcasting of Mansfield, Inc.
Regent Licensee of Mansfield, Inc.
c/o Regent Communications, Inc.
50 East RiverCenter Blvd., Suite 180
Covington, KY 41011
Attention: Mr. Terry S. Jacobs

          RE: ASSET EXCHANGE AGREEMENT OF EVEN DATE HEREWITH (THE "EXCHANGE AGREEMENT") BY AND AMONG CLEAR CHANNEL BROADCASTING, INC. (TOGETHER WITH CLEAR CHANNEL COMMUNICATIONS, INC., "CLEAR CHANNEL"), CLEAR CHANNEL BROADCASTING LICENSES, INC., CAPSTAR RADIO OPERATING COMPANY AND CAPSTAR TX LIMITED PARTNERSHIP, AND REGENT BROADCASTING OF VICTORVILLE, INC., REGENT LICENSEE OF VICTORVILLE, INC., REGENT BROADCASTING OF PALMDALE, INC., REGENT LICENSEE OF PALMDALE, INC., REGENT BROADCASTING OF MANSFIELD, INC. AND REGENT LICENSEE OF MANSFIELD, INC. (COLLECTIVELY "EXCHANGE PARTY")

Ladies and Gentlemen:

         This letter will clarify certain aspects relating to the subject Exchange Agreement (capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Exchange Agreement):

         1. CLOSING. Clear Channel agrees that if Clear Channel fails to consummate the Closing on the Closing Date, provided that all of Clear Channel's conditions precedent to its obligation to close as provided for in Article 11 of the Exchange Agreement have been satisfied and provided further that the Exchange Party is not in material default or breach of any of its obligations under the Exchange Agreement and has otherwise satisfied the conditions and has performed the obligations to be satisfied or performed by it pursuant to the Exchange Agreement in all material respects, then, at Exchange Party's option and in lieu of the remedies provided for in the Exchange Agreement pursuant to
Section 16.2, the Exchange Party shall be paid by Clear Channel the sum of $6,000,000 payable in cash upon such failure by Clear Channel to consummate the Closing within seven (7) days following a demand for payment by the Exchange Party.

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         2. COVENANT NOT TO COMPETE

         (a) In consideration of and as an inducement for the acquisition by Regent of WABT-FM, WQBJ-FM, WQBK-FM, WTMM-FM, WGNA-AM and WGNA-FM (the "Clear Channel Albany Stations"), in accordance with and as provided in the Exchange Agreement, and in order that Regent may realize the full economic value of the intellectual property used in connection with the entertainment programing (excluding news and public affairs) currently being broadcast by the Clear Channel Albany Stations (the "Entertainment Programming") to be transferred to Regent pursuant to the terms of the Exchange Agreement, Clear Channel agrees, on behalf of itself and its affiliates and successors, that commencing on the Closing Date and continuing for a period of three (3) years, it and each of its affiliates and successors (each, a "Restricted Party"), will cause any radio station owned, controlled, time brokered, or operated by any Restricted Party which has a primary service contour (the 1.0 mV/m contour) that intersects with the primary service contour of any of the Clear Channel Albany Stations not to broadcast in a format of entertainment programming (excluding news and public affairs programming) that consists primarily of music which presently, in the future, or in the past, appears, or has appeared, on the "Country" (or any future analogous variations or off-shoots thereof) music charts published or compiled by Radio & Records newspaper or Billboard Newspaper, or if no longer published or compiled by those publications, then by any similar broadcast industry publication.

         (b) In the event any aspect of the restrictions agreed to by Clear Channel in Paragraph 2.(a) is declared illegal or unenforceable by the FCC or any court of competent jurisdiction, such aspect which is determined to be illegal or unenforceable shall be amended by the FCC or such court (if either will do so) to the extent possible to make such aspect legal and enforceable. In the event no amendment is or can be made by the FCC or such court to make such aspect legal and enforceable but guidance has been given as to the nature of any modification to that aspect that would make the covenant legal and enforceable, then at Regent's request, Clear Channel agrees to enter into an amendment of this covenant consistent with such guidance to make the covenant legal and enforceable, provided that such amendment does not expand the scope of Clear Channel's obligations under this letter agreement, including but not limited to, the obligations under Paragraph 2.(a). If the restriction as amended by the FCC or the court or as would be amended by the parties consistent with guidance given by the FCC or the court, in Regent's and Clear Channel's reasonable judgment, materially and adversely alter the benefits to Regent for which it has bargained, then Regent shall have the right to terminate this covenant. In the event this covenant is so terminated by Regent and thereafter, within three (3) years from the Closing Date, any Restricted Party causes any station which has a primary service contour (the 1.0 mV/m contour) that intersects with the primary service contour of any of the Clear Channel Albany Stations and which is owned, controlled, time brokered or operated by it to broadcast in the "Country" format of entertainment programming described above, then Regent shall concurrently receive, irrespective of any ruling of illegality or unenforceability of the covenant not to compete, a pro-rata payment from Clear Channel of $6,000,000 as its sole remedy, equal to the percentage of the three (3) year period since the Closing Date which is unexpired, as of the date the broadcast of such programming is commenced. Clear Channel acknowledges and agrees



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that in the absence of such payment under these circumstances Regent will have been damaged and Clear Channel will have been unjustly enriched because the consideration to be paid by Regent for the Clear Channel Albany Stations pursuant to the Exchange Agreement was arrived at upon the understanding and agreement that Clear Channel, for a period of three years from the Closing Date, would not be utilizing in Albany, New York the "Country" Entertainment Programming being sold to Regent at any of Clear Channel's other Albany, New York stations which has a primary service contour (the 1.0 mV/m contour) that intersects with the primary service contour of any of the Clear Channel Albany Stations.

         3. LIABILITIES ON TERMINATION OR BREACH. Clear Channel acknowledges that the intellectual property and the rights inuring to the benefit of Regent from the ownership thereof are of a special, unique and extraordinary character and that damages are inadequate to compensate any breach of this Agreement. Accordingly, in the event of a material breach by Clear Channel of its representations, warranties, covenants and agreements under this letter with respect to Paragraphs 2 above, Regent, provided that is not otherwise in default hereunder, shall be entitled to, in lieu of the cash payment set forth in Paragraph 2.(b) above, an injunction restraining any such breach or threatened breach or to enforcement of this Agreement by a decree of specific performance requiring Clear Channel to fulfill its obligations under this letter agreement, in each case without the necessity of showing economic loss or other actual damage and without bond or other security being required.




                                              Sincerely,

                                              CLEAR CHANNEL COMMUNICATIONS, INC.


                                              By: /s/ Jerome L. Kersting
                                                 -------------------------------
                                                        Jerome L. Kersting